                                  EXHIBIT 99.1

For Immediate Release     Contact:       Marlin Miller, Jr.    Frederick J. Hirt
June 24, 2003             610-478-3114          610-478-3117

                 ARROW INTERNATIONAL, INC. REPORTS THIRD QUARTER
                  AND NINE MONTHS FISCAL YEAR 2003 RESULTS AND
                         INVESTOR MEETING JUNE 24, 2003

READING, PA, June 24, 2003 - Arrow International, Inc. announced today that net sales for its third quarter of fiscal 2003 ended May 31, 2003 were $96.9 million compared to $86.7 million in the same prior year period, an increase of 11.8%. Net income for the quarter increased 27.2% to $14.5 million compared to $11.4 million in the same prior year period. Diluted earnings per share in the quarter ended May 31, 2003 were $0.66 compared to $0.51 in the same fiscal 2002 period, an increase of 29.4%.

For the nine months ended May 31, 2003, compared to the same period of last year, the Company's net sales increased 8.5% to $278.5 million from $256.7 million. Net income was $37.8 million during the period, compared to $36.0 million in the comparable period of fiscal 2002, and diluted earnings per share were $1.73 for the nine month period of fiscal 2003 compared to $1.63 in the same prior year period, an increase of 5.0% and 6.1%, respectively.


Results of Operations
                                                          Period Ended May 31, 2003       Period Ended May 31, 2002
----------------------------------------------------- -------------------------------- --------------- --------------
$ in Mil, except per share                                3 Months        9 Months        3 Months       9 Months
------------------------------------------------------ --------------- --------------- --------------- --------------
------------------------------------------------------ --------------- --------------- --------------- --------------
Net sales                                                  $96.9           $278.5          $86.7          $256.7
------------------------------------------------------ --------------- --------------- --------------- --------------

------------------------------------------------------ --------------- --------------- --------------- --------------
Income before tax                                          $21.3           $55.9           $16.9           $53.4
------------------------------------------------------ --------------- --------------- --------------- --------------

------------------------------------------------------ --------------- --------------- --------------- --------------
Net income                                                 $14.5           $37.8           $11.4           $36.0
------------------------------------------------------ --------------- --------------- --------------- --------------

------------------------------------------------------ --------------- --------------- --------------- --------------
Diluted earnings per share                                 $0.66           $1.73           $0.51           $1.63
------------------------------------------------------ --------------- --------------- --------------- --------------

International sales in the third quarter of fiscal 2003 were $34.0 million, compared to $29.7 million in the third quarter of fiscal 2002, and represented 35.1% of total net sales. The weakness of the U.S. dollar in the quarter, compared to the same period of last year, increased sales by $3.2 million or 3.7%. For the nine months ended May 31, 2003, compared to the same period of last year, international sales were $93.8 million, a 9.6% increase from $85.6 million in the same period of fiscal 2002, and represented 33.7% of total net sales. The weaker U.S. dollar during the period, compared to the same period of last year, increased sales by $5.8 million or 2.3%.

Sales of critical care products in the third quarter of fiscal 2003 increased 14.0% to $82.4 million from $72.3 million in the same period of fiscal 2002. Sales of cardiac care products increased 0.7% to $14.5 million from $14.4 million in the same period of last year. For the first nine months of fiscal 2003, sales of critical care products were $237.1 million, up 10.0% from $215.5 million in the same period of last year. Sales of cardiac care products were $41.4 million, compared to $41.2 million in the comparable prior fiscal year period, and represented an increase of 0.5%.

Sales of critical care products in the third quarter of fiscal 2003 were strong in the U.S. as an increasing number of hospitals continued purchasing the Company's recently introduced procedure kits featuring its safety devices. This trend is expected to continue as momentum grows to protect hospital personnel from inadvertent blood exposure due to needle sticks and other sharp-related injuries.

Sales of critical care product platforms and cardiac care products for the third quarter and nine months ended May 31, 2003 are shown in the table below.


Sales by Product Platforms                         Third Quarter                          Nine Months
                                                   -------------                          -----------
(Dollars in millions)                       FY03    FY02       % Growth           FY03      FY02       % Growth
    Central Venous Catheters*               $47.6   $42.1         13%            $135.6    $124.5          9%
    Specialty Catheters                      31.5    29.4          7%              91.8      86.3          6%
    Stepic distributed products               3.3      -          N/A               9.7         -         N/A
                                            -----   -----                        ------    ------
       Subtotal                              82.4    71.5         15%             237.1     210.8         13%
    Drug Infusion Pumps**                       -     0.8         N/A                 -       4.7         N/A
                                            -----   -----                        ------    ------
      Subtotal Critical Care                 82.4    72.3         14%             237.1     215.5         10%
    Cardiac Care                             14.5    14.4          1%              41.4      41.2          1%
                                             ----    ----                        ------    ------
    TOTAL                                   $96.9   $86.7         12%            $278.5    $256.7          9%

    *Includes Diatek and NeoCare(R) product sales of $2.3 million and $3.2 million for the third quarter and nine months of fiscal year 2003, respectively.

   **The Company divested its implantable drug infusion pump business on April 1, 2002

Commenting on third quarter fiscal year 2003 financial results, Marlin Miller, Jr., the Company's Chairman and Chief Executive Officer, stated that he was pleased to be able to report a record quarter for the Company in terms of both sales and earnings, with significant increases over the prior year. Reported earnings per share were in the low end of the projected range of $0.66-.68 per share due to higher operating expenses associated with plans to expand the Company's recently acquired Diatek and NeoCare(R) businesses, margin reductions associated with the Company's acquisition of NeoCare(R) inventory and reduced shipments to its Florida area distributor pending Arrow's purchase of the business from IMA, Inc. which is discussed in more detail below. Although Diatek and NeoCare(R) did not contribute to the third quarter's operating profit and the reduced shipments decreased gross profit by $1 million compared to the second quarter of fiscal year 2003, these acquisitions are expected to benefit the Company's fiscal year 2004 results.

Looking ahead to the fourth quarter of fiscal 2003, the Company believes sales will be near the upper end of the projected range with earnings per share between $0.66-.68 per share. The fourth quarter assumptions are detailed below. The reductions from the previous estimate are due to higher estimated operating expenses which are in line with expenses for the third quarter. Detailed planning for fiscal year 2004 is currently in progress and specific quarterly targets for fiscal year 2004 will be provided with the Company's year-end press release presently scheduled for September 30, 2003.

Below are the Company's quarterly sales and earnings targets for the balance of fiscal year 2003 along with some of the key assumptions underlying these targets:

                     Q1A          Q2A          Q3A        Q4E         FY03E
                     ---          ---          ---        ---         -----

Net Sales           $89M         $93M         $97M      $95-97M     $374-376M

E.P.S.              $0.52        $0.55        $0.66     $0.66-.68   $2.39-2.41

Assumptions:
1) Average gross margin for the year of approximately 50.5% of sales. Gross margins in Q1 and Q2 were approximately 49% due to sales of inventory purchased from Stepic Medical at reduced dealer margins, less allocation of some of the purchase price to inventory, as well as continued manufacturing variances due to past inventory reductions. Gross margin in Q4 of approximately 52% of sales.

2)   Operating expenses approximately the same in Q3 and Q4.
3)   Operating income averaging approximately 20% of sales for the year.
4)   Non operating income of approximately $1 million for the year.
5) Effective tax rate of 30% in Q4 and 31.8% for the year due to favorable tax settlement expected in Q4 related to R&D tax credits.
6)   E.P.S. using 22,000,000 shares of common stock outstanding
7)   R&D expenses of 6.7% of sales
8)   A = Actual; E = Estimate; M = Millions

Note:  The Company's previous estimates were as follows:

                         Q3E              Q4E              FY03E
                         ---              ---              -----

Net Sales              $93-95M          $95-97M          $370-374M

E.P.S.                 $0.66-.68        $0.73-.75        $2.46-2.50

Speaking at a meeting with investors and financial analysts sponsored by the Company in New York City held today, Mr. Miller also announced his intention to retire as Chairman and Chief Executive Officer of the Company at the end of its 2003 fiscal year on August 31, 2003. In announcing his retirement plans, Mr. Miller stated that "it has been a wonderful experience to work with a talented group of associates in building a Company that today enjoys a strong market and financial base, a global presence, and a promising outlook".

The Company's Board of Directors has selected Carl G. Anderson, Jr., currently a director and Vice Chairman and General Manager, Critical Care Business of the Company, as Chairman Elect to succeed Mr. Miller as Chairman and Chief Executive Officer effective on September 1, 2003. Mr. Miller will continue his association with the Company as Chairman Emeritus and a Director.

After discussing the Company's Mission Statement and overall strategy for future growth, Mr. Miller introduced Carl G. Anderson, Jr., the Company's Chairman Elect, to discuss the Company's critical care business. Mr. Anderson outlined the core strengths of the business, key strategies for future growth and discussed in detail product platforms that are expected to contribute to that growth. Products featured in the presentation were central venous catheters designed to reduce infection, catheters for regional anesthesia, chronic hemodialysis catheters, neonatal catheters and the reintroduction of a significantly improved HemoSonic(TM) 200 non-invasive hemodynamic monitoring system.

Mr. Anderson also announced that the Company will purchase on July 1, 2003 the Arrow International distribution business of its Florida-based distributor, IMA, Inc. Following this transaction, the Company's direct sales activity will cover 90% of the US market. This consolidation of sales activity in the Florida market has been in the planning stage for some time and is not expected to have a material impact on the Company's fourth quarter fiscal year 2003 financial results.

Philip B. Fleck, the Company's President and Chief Operating Officer, reviewed the Company's global manufacturing strategy and capability with comments about the role of each major facility. Mr. Fleck, with overall responsibility for the Company's cardiac care business, also reviewed the Company's strategy for this business segment and the current status of its LionHeart(TM) and CorAide(TM) ventricular assist research programs.

Approval to sell the Arrow LionHeart(TM) in Europe, with the required CE mark, is expected within the next few weeks. TUV Product Services of Munich (TUV), Germany, the Company's European Notified Body, appears to have nearly completed its review of the LionHeart(TM) application and the Company believes TUV is satisfied with the content of this application. In the US, the Hershey Medical Center of Pennsylvania State University implanted a LionHeart(TM) on May 14, 2003 in a 35 year-old male patient. This patient has experienced a good recovery from surgery and is scheduled for discharge to his home this week.

The first human implant of a CorAide(TM) continuous flow ventricular assist system took place in Germany on May 8, 2003. As previously announced, the patient experienced unexpected elevated levels of plasma-free hemoglobin and the device was replaced with another bridge device pending the availability of a donor heart.

Subsequent analysis and testing of this device, together with small modifications to it, have provided insight into the probable causes responsible for the elevated level of hemolysis (plasma-free hemoglobin). Although there can be no assurance that said modifications will reduce hemolysis, the Company believes it should be in a position to resume human tests of the CorAide(TM) device in the near future.

Carl N. Botterbusch, Vice President and General Manager Cardiac Assist Division, reviewed the value and theory of intra-aortic balloon pumping therapy and presented the key attributes of the Company's new technology for balloon pumping, the AutoCAT(TM) 2 WAVE(TM). This ground-breaking technology, which utilizes fiber optic pressure sensing and features total automation of the pumping process, is expected to provide the opportunity for the Company to expand its share of the worldwide balloon pumping market.

Frederick J. Hirt, the Company's Vice President Finance and Chief Financial Officer, reviewed the Company's third quarter and nine months fiscal year 2003 financial performance and presented the Company's current projections for the fourth quarter as set forth above. Mr. Hirt also reviewed the estimated cash flow for fiscal year 2003 compared with the previous fiscal year and pointed out the strong cash generating capability of the Company and the opportunity that this provides for future investment. Net cash provided by operating activities for the nine months ended May 31, 2003 was estimated to be $63.3 million compared to $56.1 million for the nine months ended May 31, 2002.

In March 1999, the Company began open market purchases of its common stock pursuant to its previously announced program to repurchase up to 1 million shares of its common stock. In April 2000, the Company announced that it would repurchase up to another 1 million shares of its stock under this program, for a total of 2 million. As of May 31, 2003, the Company had purchased a total of 1,801,800 shares under this program, which remains in effect.

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on the World Wide Web at HTTP://WWW.ARROWINTL.COM.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.


                                  * * * * * * *


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that the factors below and those in Exhibit 99.1 to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2002 and in its other filings with the Securities and Exchange Commission could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the U.S. Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices; (vii) risks associated with the Company's use of derivative financial instruments; and (viii) dependence on the continued service of key members of the Company's management.


                                                      Arrow International, Inc.
                                              (In thousands, except per share amounts)
                                                             (Unaudited)


                                                              Three Months Ended                         Nine Months Ended
                                                           May 31,              May 31,              May 31,          May 31,
Consolidated Statements of Income Data:                      2003                 2002                 2003             2002
                                                    ----------------------   --------------       --------------   --------------
Net sales                                           $               96,949   $       86,712       $      278,545   $      256,740
Cost of goods sold                                                  47,756           43,378              140,170          125,331
                                                    ----------------------   --------------       --------------   --------------
  Gross profit                                                      49,193           43,334              138,375          131,409

Operating expenses:
  Research, development and engineering                              6,329            6,854               18,810           19,973
  Selling, general and administrative                               22,649           19,611               64,570           57,464
                                                    ----------------------   --------------       --------------   --------------
Total operating expenses                                            28,978           26,465               83,380           77,437

Operating income                                                    20,215           16,869               54,995           53,972
Interest, net                                                           54               37                  109              393
Other (income) expenses, net                                       (1,211)             (62)              (1,060)              217
                                                    ----------------------   --------------       --------------   --------------

Income before income taxes                                          21,372           16,894               55,946           53,362
Provision for income taxes                                           6,946            5,491               18,182           17,343
                                                    ----------------------   --------------       --------------   --------------

Net income                                          $               14,426   $       11,403       $       37,764   $       36,019
                                                    ======================   ==============       ==============   ==============

Basic earnings per common share                                       $.67             $.52                $1.74            $1.65
                                                                      ====             ====                =====            =====

Diluted earnings per common share                                     $.66             $.51                $1.73            $1.63
                                                                      ====             ====                =====            =====

Weighted average shares used in computing
basic earnings per common share                                     21,616           21,928               21,723           21,894
Weighted average shares used in computing
diluted earnings per common share                                   21,834           22,222               21,881           22,106


                                                                May 31,
CONSOLIDATED BALANCE SHEET:                                      2003
                                                            --------------
ASSETS
$         Cash                                              $       29,605
          Receivables (net)                                         80,184
          Inventories                                               92,962
          Prepaid expenses and other                                32,806
                                                            --------------
          Total current assets                                     235,557

          Property, plant and equipment (net)                      133,570
          Other assets                                              90,881
                                                            --------------
          Total assets                                      $      460,008
                                                            ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
          Notes payable                                     $       15,952
          Other current liabilities                                 34,690
          Current maturities of long-term debt                         300
          Long-term debt                                             4,000
          Other liabilities                                         18,117
                                                            --------------
          Total liabilities                                         73,059

Total shareholders' equity                                         386,949
                                                            --------------
          Total liabilities and shareholders' equity        $      460,008
                                                            ==============